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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           David Crittenden - Financial
DATE: FEBRUARY 25, 2000                         MSX International, Inc.
                                                248-299-1077
                                                dcrittenden@msxi.com

                                                BRUCE WAGNER - MEDIA
                                                MSX INTERNATIONAL, INC.
                                                248-844-4129
                                                bwagner@msxi.com


MSX INTERNATIONAL SALES INCREASE 42% IN 1999; OPERATING INCOME INCREASES 64%

AUBURN HILLS, MICHIGAN, (2/25/00) -- MSX International's sales for the fiscal year ended January 2, 2000 increased 42% to $760 million from $534 million in fiscal 1998. The increase included 20% internal growth, primarily in engineering and staffing services, as well as incremental sales of approximately $121 million from companies acquired in fiscal 1998 and 1999.

Operating income for fiscal 1999 was $38.3 million compared with operating income of $23.3 million in 1998, a 65% increase. The increase is a result of the improved sales in existing businesses, a reduction in administrative costs relative to sales, and the accretive impact of acquisitions. Net income for the fiscal year was $10.2 million compared with net income of $2.8 million in the comparable prior period. The increase in net income was due to increased operating income and decreases in the company's effective income tax rate, partially offset by increased interest cost due to the company's 1999 acquisition and financing activities.

Thomas T. Stallkamp, MSX International's new chief executive officer, commented, "The company's 1999 performance is an outstanding achievement and provides a solid base for the year 2000. Our strong internal growth is enhanced by several strategic acquisitions, which expand the company's geographic reach and result in several important new customer relationships.

"We intend to focus the company on the continuing growth in engineering services, technical services and professional staffing, which are all vital to the new economy. Based on our strengths in these areas, we expect to assist our U.S. and global customers as they take advantage of the merger of e-commerce with their traditional businesses."

MSX International's reported 1999 sales reflect a change in presentation from prior reporting. Sales and cost of sales generated by the company's purchasing support services, which are included in total net sales, are now shown net of billings from sub-suppliers. The new presentation has no impact on the current or historical gross profit, operating income or net income of the company. It improves visibility to the operating performance of the company relative to "value-added" revenues, as well as reflects clarifying guidance issued during the fourth quarter of 1999 by the Securities and Exchange Commission to, among others, companies that provide "master vendor" services for their customers. Previously reported sales and cost of sales have been reclassified to correspond to the 1999 presentation.

MSX International is a leading, global provider of technology-driven engineering, business, and specialized staffing services. The company's services enable customers to significantly improve their business performance by adding value and helping them to achieve a competitive advantage.

MSX International deploys more than 15,000 professional staff and contract personnel at over 85 operating locations in 23 countries worldwide. MSX International offers its customers a wide range of technology-driven

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services, both on-site and off-site, including product engineering and manufacturing engineering; contract and temporary staffing; training; purchasing support; marketing support; electronic document and information storage and retrieval; process improvement consulting; and web and information technology services.

MSX International's headquarters is in Auburn Hills, Michigan. Visit MSX International's Web site at http://www.msxi.com. MSX International's news releases are also available at http://www.prnewswire.com.

             ------------------------------------------------------

This document contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors are discussed in MSX International's Registration Statement on Form S-4 (dated July 20, 1999) and in other filings with the Securities and Exchange Commission.





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                            MSX INTERNATIONAL, INC.
                          1999 FOURTH QUARTER AND YTD
                               FINANCIAL RESULTS

                                                   FISCAL QUARTERS        FISCAL YEARS
                                                   ---------------        ------------
                                                   1999      1998        1999        1998
                                                   ----      ----        ----        ----
                                                              (dollars in thousands)

Net Sales                                        $189,900   $154,342   $759,842   $533,942
Cost of sales                                     163,192    130,341    653,543    449,914
                                                 --------   --------   --------   --------
      Gross profit                                 26,708     24,001    106,299     84,028

Selling, general and administrative expenses       16,994     15,970     64,813     59,083
Amortization of goodwill and other intangibles      1,005      1,001      3,156      1,690
                                                 --------   --------   --------   --------
      Operating income                              8,709      7,030     38,330     23,255

Interest expense, net                               5,792      4,440     21,141     17,416
                                                 --------   --------   --------   --------

      Income (loss) before income taxes             2,917      2,590     17,189      5,839

Income tax provision                                1,317      1,340      6,995      3,068
                                                 --------   --------   --------   --------

      Net income (loss)                          $  1,600   $  1,250   $ 10,194   $  2,771
                                                 ========   ========   ========   ========